Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the registration statement for the July 31, 2000 restricted stock grant agreement of Gerald Holmes on Form S-8 of Anaren Microwave, Inc. of our report dated August 2, 1999, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Anaren Microwave, Inc.

                                                          /s/ KPMG LLP
July 28, 2000
Syracuse, New York